EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-33328, 2-77798, 33-48336 and 33-82136) of
General Housewares Corp., of our report dated February 2, 1996, appearing on pages 12-13 of this Annual Report on Form 10-K. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1995, listed under Item 8 of this Annual Report on Form 10-K when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included the Financial Statement Schedule.

PRICE WATERHOUSE LLP

Indianapolis, Indiana
March 19, 1996